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                                                                   EXHIBIT 10.29

                            (CAPELLA UNIVERSITY LOGO)

February 21, 2006

Mr. Kenneth Sobaski
18851 Vogel Farm Trail
Eden Prairie, MN 55347

Dear Ken:

We are pleased to formally extend you this offer of employment for the position of President and Chief Operating Officer for Capella Education Company. This is a corporate officer position and reports to the Chairman and Chief Executive Officer, Steve Shank. This offer is contingent upon signing a Confidentiality, Non-Competition and Inventions Agreement, a copy of which you have received, and the successful completion of a background check.

You will be paid on a bi-weekly basis, an amount that will equal $400,000 when annualized. You will be eligible for a performance and salary review as of the first pay period closest to March 1, 2007, and under normal circumstances, annually thereafter. Capella offers a comprehensive compensation system; more information will be provided to you after your start.

ANNUAL INCENTIVE COMPENSATION: In addition to your salary, you will be eligible to earn an annual incentive compensation award with a target of 50% of your base salary starting in fiscal 2006. The details of the incentive compensation program will be specified in the annual award plan, a copy of which you have received. Capella will guarantee payment of your first year bonus at the target bonus of 50%, assuming you remain employed in good standing as of 12/31/2006. The bonus amount will be calculated using the base compensation you were actually paid during 2006. The target percentage may be subject to modification after fiscal 2006.

SIGNING BONUS: Capella will pay you a lump sum of $60,000 (before taxes) the first payroll period following your hire date. Should you voluntarily leave Capella within 12 months of your hire date, for other than "Good Reason," as defined in this letter, you agree to reimburse Capella for this payment on a prorata basis.

BENEFIT PLANS: The following will summarize the current benefit plans, for which you will be eligible as a full-time employee. You will be eligible to participate in the company's benefit plans on the first day of the month following employment, unless noted otherwise below. The terms of these benefit plans may be subject to modification

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Ken Sobaski Offer Letter
February 21, 2006
Page 2


after fiscal 2006; however, the definitions of "Cause" and "Good Reason" as set forth below in is letter are not subject to modification.

Medical - Effective the first day of the month following employment, you will be eligible to participate in the company's medical plan. The plan is administered through Medica. Medica offers you a choice of networks and/or benefit levels. Capella will pay 100% of the full family premium for the medical coverage.

Dental - You and your family will also be eligible to participate in the company's dental plan, administered by Delta Dental, on the first day of the month following employment. Delta offers you a choice of networks and/or benefit levels.

Life Insurance - The company provides paid life insurance in the amount of 1X salary. You may also elect to purchase additional coverage for yourself, spouse and/or dependents. You will be eligible to participate in the company's life insurance plan on the first day of the month following employment.

Disability Benefits - The Company offers short and long-term disability benefits. The short-term disability coverage provides salary replacement for up to 26 weeks of disability. The amount and length of coverage is based upon length of service with the company. There is no premium cost to you for these disability benefits. You may elect to purchase long-term disability coverage. The Plan replaces up to 60% of your salary as long as you are eligible for disability benefits under the Plan. The Company pays 50% of the cost of the long-term disability coverage plan. You will be eligible to participate in the company's short-term disability plan on the first day of the month following employment.

Cafeteria Plan - This plan allows you to pay for medical premiums, unreimbursed medical and child care expenses from pre-tax dollars. You will be eligible for this plan at the same time you are eligible for the medical insurance.

401K Retirement Plan - Under this plan, you may contribute up to 100% of your eligible compensation, up to the IRS annual limit on deferrals and compensation. The company will match 50% of employee contributions, up to 4% of compensation - or, put another way, the company contributes a 2% match. There is a 5-year vesting schedule on the employer match, with 20% of the employer contribution vesting annually. You can begin to participate in this plan after approximately one month of service. More specific information and details about the plan and the investment funds will be provided in your orientation.

ESOP - The Company will also make an annual discretionary contribution to the ESOP up to 3% of eligible compensation in the form of company stock once you are eligible to participate. Employer contributions made in your first three years with Capella will vest at the end of your third year of service as defined in the Plan document. Employer contributions made after the end of your third year of service will vest immediately. The form and amount of employer contributions to any type of qualified retirement plan is currently under review and, while it is our desire to offer a competitive retiree benefit

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Ken Sobaski Offer Letter
February 21, 2006
Page 3


program, there should be no expectations that future ESOP contributions will continue in the same manner as in the past.

Stock Option Grant - You will be granted options to purchase 165,000 shares of Capella Education Company common stock at the exercise price then in effect as of your first day of employment. The terms of the stock option grant will be specified in a definitive stock option agreement (the "Stock Option Agreement") which will provide that the right to exercise options to purchase 41,250 shares which will vest on each of your first four anniversary dates of your initial employment with the Company.

Capella also offers an annual executive option grant award program that becomes effective for eligible participants July 1 following two years of employment.

The specific amount of the grant is based on your position and base compensation using a "multiple of pay" formula, and calculated using the Black Sholes valuation based on the market price at the time of the grant. Your multiple of pay percentage is set at 60% of base pay. The number of options is determined by taking your salary as of June 30 (in the year the grant is awarded) multiplied by the multiple of pay percentage. That amount is divided by the Black Sholes valuation of the FMV of the options at the time of the grant to determine the actual number of options that will be granted. Options granted as part of the annual grant program vest over a 4-year period.

EXECUTIVE SEVERANCE PLAN. Capella Education Company has established the Capella Education Company Executive Severance Plan (the "Severance Plan") to provide severance pay and other benefits to eligible employees. Notwithstanding the provisions of the Severance Plan, in your current position as President and Chief Operating Officer, you will receive severance in the following amounts and under the following circumstances: 1) 12 months total compensation (defined as base salary plus target bonus), 2) "senior executive" outplacement services for the full term of severance (12 months), and 3) use of laptop, cell phone, and blackberry for term of severance or until a job is found, whichever is shorter. You will be able to receive the above listed severance compensation if you are terminated without cause or quit for good reason, as both are defined and limited in this letter. You will be entitled to receive the full 12 months compensation regardless whether you find other employment during that time and no amount of replacement income will be set off. Capella will require any successor to assume its obligations in this letter or will remain obligated after any sale. Please refer to the Severance Plan document you have already received for information on the additional provisions and conditions of the Severance Plan. Your rights to severance as provided in this letter continue even if the Severance Plan is changed after you sign this letter.

DEFINITION OF CAUSE: For purposes of this letter and in interpreting your rights to severance under the Severance Plan, Incentive Compensation Plan and Stock Incentive Plan, as well as under any Change of Control, "Cause" for termination shall be defined and limited as follows: 1) your commission of a crime or other act that could materially damage the reputation of Capella; 2) your theft, misappropriation, or embezzlement of Capella property; 3) your falsification of records maintained by Capella; 4) your failure substantially to comply with the written policies and procedures of Capella as they may

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Ken Sobaski Offer Letter
February 21, 2006
Page 4


be published or revised from time to time (in writing, on the Faculty Center website, or on the Stella intranet); or 5) your misconduct directed toward learners, employees, or adjunct faculty.

DEFINITION OF GOOD REASON: "Good reason" shall be defined as "a voluntary termination by you, whether or not preceded by a Change in Control, in any of the following events: (i) your position is changed to a position with a lower pay grade or lesser responsibilities than the President and Chief Operating Officer position; (ii) your fixed compensation is decreased by more than ten percent (10%) in any twelve (12) month period; (iii) you are reassigned to a work location more than fifty (50) miles from the location in which you are working immediately prior to the reassignment; or (iv) Steve Shank is no longer CEO and you are not assigned to the CEO position.

CONFIDENTIALITY, NON-COMPETITION AND INVENTIONS AGREEMENT: With our growing leadership position in the market, the Company has a great opportunity to build national recognition of the Capella brand as the brand of choice in the elearning market. However, Capella expects increasing competition from for-profit and not for-profit organizations in the rapidly growing elearning market. Capella believes it is essential to take certain steps, including the execution of a Confidentiality, Non-Competition, and Inventions Agreement for certain key positions, in order to protect the legitimate business interests of the Company and to ensure the security and confidentiality of the company's customers, pricing, sales strategy, and technology. Accordingly, Capella requires as a condition of employment that candidates, such as you, for key positions execute Confidentiality, Non-Competition and Invention Agreements. This Agreement must be signed and dated no later than your first day of employment.

CHANGE OF CONTROL BENEFIT: In the event of a "Change in Control" as defined in agreements provided by Capella, you will be entitled to 2 times your normal severance package as defined in this letter assuming an eligible severance event occurs.

EMPLOYMENT AT WILL: Your employment will be at will. This means that either you or Capella may terminate the employment at any time for any reason, without advance notice.

ATTORNEYS' FEES: If either party breaches its obligations under this letter and the referenced documents, the prevailing party shall be entitled to its costs and reasonable attorneys' fees incurred in enforcing its rights.

OTHER BENEFITS: You will be entitled to Personal Time Off earned on a prorated monthly basis equal to a maximum 27 days/year, in accordance with the Company benefit statement, and 10 paid holidays. You are also eligible for paid parking in a designated parking facility. You will also be provided a personal wireless connectivity product such as Blackberry, which includes cell phone service.

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Ken Sobaski Offer Letter
February 21, 2006
Page 5


To the extent the specific terms of this offer letter are inconsistent with the severance, stock incentive, and annual incentive agreements, the terms of this offer letter supersede any such inconsistent terms and control over those agreements.

Ken, we are delighted to be able to offer you this opportunity to join Capella. Your education and experience are impressive and I am confident you will make a valuable contribution to the Company's continued success.

Please sign and date below your acceptance of this offer and return in the enclosed envelope.

Sincerely,

CAPELLA EDUCATION COMPANY


/s/ Betsy Rausch
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Betsy Rausch
Vice President Human Resources

c.c Steve Shank

ACCEPTANCE: I hereby accept the offer of employment by Capella Education Company on the terms described and as amended in this letter with additional amendments as noted. I understand that I must sign and return to Capella the Confidentiality, Non-Competition and Inventions Agreement provided to me with this letter before I start my Capella employment.


/s/ Kenneth Sobaski                     2/27/06
-------------------------------------   Date
Kenneth Sobaski